Exhibit 5.1

Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105-0921 Tel 415.393.8200 www.gibsondunn.com

March 13, 2015

Arrowhead Research Corporation

225 South Lake Avenue, Suite 1050

Pasadena, CA 91101

Re:	Arrowhead Research Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Arrowhead Research Corporation, a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to: (a) 1,094,314 shares (the “Stock Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible individuals under the Company’s 2013 Incentive Plan (the “Stock Plan”), (b) 140,000 shares (the “Option Shares”) of Common Stock issuable pursuant to the Company’s Form of Stock Option Grant Inducement Award (the “Option Agreement”), and (c) 70,000 shares (the “RSU Shares” and together with the Stock Plan Shares and the Options Shares, the “Shares”) of Common Stock issuable pursuant to the Company’s Form of Restricted Stock Unit Inducement Award (the “RSU Agreement” and together with the Stock Plan and the Option Agreement, the “Governing Documents”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Hong Kong • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

Arrowhead Research Corporation

March 13, 2015

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in each of the Governing Documents, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON DUNN & CRUTCHER LLP